UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2012

______________________RBC Life Sciences, Inc.______________________ (Exact name of registrant as specified in its charter)
_______NEVADA_______ (State or other jurisdiction of incorporation)	_______000-50417_________ (Commission File Number)	_______91-2015186________ (IRS Employer Identification No.)
2301 CROWN COURT, IRVING, TEXAS (Address of principal executive offices)		____________75038_____________ (Zip Code)
Registrant's telephone number, including area code __________972-893-4000______________
__________________________N/A____________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 6, 2012, RBC Life Sciences, Inc. (the “Company”) entered into an employment agreement with Steven E. Brown for his services as President of the Company (the “Brown Agreement”). The Brown Agreement sets forth the compensation and related benefits of Mr. Brown during his employment with the Company and is for an initial term from June 7, 2012 through December 31, 2015 and automatically renews for an additional one-year term unless either party provides notice to the other 60 days prior to the last day of the then current term.

Pursuant to the Brown Agreement, Mr. Brown will receive an annualized base salary of $280,000, which may be increased subject to business conditions and Mr. Brown's performance, and will be eligible to participate in cash incentive plans established by the Compensation Committee of the Board of Directors during the term of the Brown Agreement.

Upon the termination of Mr. Brown's employment by the Company without cause or in the event that the Company elects not to renew the Brown Agreement, Mr. Brown will be entitled to receive (i) a lump sum payment for accrued, unused paid time off, (ii) a pro-rata share of any annual cash incentive payment that would have been due under the Brown Agreement at the end of the year in which his employment terminated and (iii) the greater of (a) his monthly base salary through the last day of the then current term or (b) his monthly base salary for a period of six months, in each case payable over a period of 12 months. For 12 months following the termination of his employment by the Company or in the event the Company elects not to renew the Brown Agreement, Mr. Brown will be prohibited from attempting to solicit the Company's existing customers and employees.

On August 6, 2012, the Company entered into an employment agreement with Richard S. Jablonski for his services as Vice President - Finance and Chief Financial Officer of the Company (the “Jablonski Agreement”). The Jablonski Agreement sets forth the compensation and related benefits of Mr. Jablonski during his employment with the Company and is for an initial term from June 18, 2012 through December 31, 2013 and automatically renews for an additional one-year term unless either party provides notice to the other 60 days prior to the last day of the then current term.

Pursuant to the Jablonski Agreement, Mr. Jablonski will receive an annualized base salary of $200,000, which may be increased subject to business conditions and Mr. Jablonski's performance, and will be eligible to participate in cash incentive plans established by the Compensation Committee of the Board of Directors during the term of the Jablonski Agreement. The Jablonski Agreement also provides for Mr. Jablonski to receive a monthly supplemental benefit payment, starting at $1,000 for the months of August and September of 2012. The monthly supplemental benefit payment payable to Mr. Jablonski will be subject to adjustment at the discretion of the Compensation Committee of the Board of Directors after October 1, 2012 and at the beginning of each benefit plan year thereafter.

Upon termination of Mr. Jablonski's employment by the Company without cause or in the event that the Company elects not to renew the Jablonski Agreement, Mr. Jablonski will be entitled to receive (i) a lump sum payment for accrued, unused paid time off, (ii) a pro-rata share of any annual cash incentive payment that would have been due under the Jablonski Agreement at the end of the year in which his employment terminated and (iii) the greater of (a) his monthly base salary through the last day of the then current term or (b) his monthly base salary for a period of six months, in each case payable over a period of 12 months. For 12 months following the termination of his employment by the Company or in the event the Company elects not to renew the Jablonski Agreement, Mr. Jablonski will be prohibited from attempting to solicit the Company's existing customers and employees. Also under the Jablonski Agreement, Mr. Jablonski will receive an option to purchase 100,000 shares of the Company's common stock at a price equal to the market value of the common stock as of the grant date. This option will vest ratably over a five-year period.

The description of the employment agreements contained herein does not purport to be complete and is qualified in its entirety by reference to the employment agreements, copies of which are attached hereto as Exhibits 10.1, and 10.2 and are incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits
Exhibit No.    Description

10.1	Employment Agreement, dated August 6, 2012, between RBC Life Sciences, Inc. and Steven E. Brown.

10.2	Employment Agreement, dated August 6, 2012, between RBC Life Sciences, Inc. and Richard S. Jablonski.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 7, 2012

RBC Life Sciences, Inc.

By: /s/ Richard S. Jablonski
Name: Richard S. Jablonski
Title: Vice President - Finance & Chief Financial Officer